Exhibit (e)(2)

FIRST AMENDMENT TO

SALIENT MF TRUST

DISTRIBUTION AGREEMENT

This First Amendment (the “Amendment”) to the Distribution Agreement (the “Agreement”) dated as of May 31, 2012, by and between Salient MF Trust (the “Client”) and Foreside Fund Services, LLC (the “Distributor”) is hereby entered into as of             , 2012 (the “Effective Date”).

WHEREAS, the Client and the Distributor desire to amend Exhibit A of the Agreement to add the Salient Alternative Beta Fund, the Salient Pure Trend Fund, and the Salient Global Equity Fund; and

WHEREAS, Section 16 of the Agreement requires that all amendments and modifications to the Agreement be in writing and signed by the parties;

NOW THEREFORE, in consideration of the terms, covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Agreement as follows:

1.	Exhibit A to the Agreement is hereby amended and restated as provided on Appendix A attached hereto.

2.	Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

3.	All other terms and conditions of the Agreement remain in effect and are hereby incorporated herein by reference.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

SALIENT MF TRUST	FORESIDE FUND SERVICES, LLC

By:	By:
Name:	Name:	Mark A. Fairbanks
Title:	Title:	President

APPENDIX A

EXHIBIT A

Fund Names:

Salient Risk Parity Fund

Salient MLP & Energy Infrastructure Fund II

Salient Alternative Beta Fund

Salient Pure Trend Fund

Salient Global Equity Fund